AMENDED AND RESTATED
                        LAKELAND FINANCIAL CORPORATION
                          DIRECTORS FEE DEFERRAL PLAN


         This Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan (the "Plan") is amended and restated effective as of the 31st day of December, 2002, by the Board of Directors of Lakeland Financial Corporation.
                                  WITNESSETH:

         WHEREAS, the Board of Directors of Lakeland Financial Corporation ("Lakeland") duly adopted the Plan on the 11th day of December, 1984 and subsequently amended and restated the Plan effective December 15, 1996; and

         WHEREAS, Lakeland desires to amend the Plan to provide that all deferred fees shall be credited with a rate of return as if such deferred fees were invested in Lakeland common stock and to provide that all deferred fees and earnings thereon shall be paid in the form of Lakeland common stock; and

         WHEREAS, Lakeland desires to restate the Plan and amend the Plan effective as of the close of business on December 31, 2002;

         NOW, THEREFORE, the Plan is hereby amended and restated as follows:

                                  I. PURPOSE

         The purpose of the Plan is to provide a method by which the non-employee directors of Lakeland and its subsidiaries may defer receipt of their directors fees until their retirement from such board of directors and during the period of deferral accrue income on such deferred fees. This Plan is intended to be a non-qualified and unfunded plan.

                              II. PARTICIPATION

         Each non-employee member of the Board of Directors of Lakeland or its subsidiaries (collectively referred to herein as the "Board") may become a participant ("Participant") in the Plan as of the later of (a) his or her appointment to the Board, and (b) his or her filing a written election in the form of "Exhibit A," attached hereto and made a part hereof, to defer all or a portion of the director's fees coming due and payable. A director's election to defer all or a portion of the director's fees shall remain in effect and continue from year to year unless and until the director modifies or revokes the director's election by filing with the President of Lakeland a new written election in the form of "Exhibit A". Any modification or revocation of a prior election shall only be effective for subsequent fees coming due and payable and each director may modify or revoke his or her election only once each calendar year.

                           III. INDIVIDUAL ACCOUNTS

        3.1 Separate Accounts. Separate accounts shall be established for each Participant. The Participant's deferred fees shall be credit to the Participant's deferred fee account as of the date the fees would otherwise have been payable to the Participant (the "Deferral Date").

        3.2 Earnings Credit. Each Participant's account will be credited with the hypothetical number of Lakeland common stock units ("Units"), calculated to the nearest thousandth of a Unit, determined by dividing the amount of the fees deferred on the Deferral Date by (a) or (b) below, as applicable: (a) if an actual purchase is made under a trust established by Lakeland pursuant to TreasuryDepartment Revenue Procedure 92-64 (a "Rabbi Trust"), the actual purchase price for the shares purchased; and (b) if an actual purchase is not made pursuant to subsection (a) above by the end of the month following the applicable Deferral Date, the average of the closing market price of Lakeland's common stock as reported on Nasdaq for the twenty (20) trading days immediately preceding and including the Deferral Date. The Participant's account will also be credited with the number of Units determined by multiplying the number of Units in the Participant's account by any cash dividends declared by Lakeland on its common stock and dividing the product by the closing market price of Lakeland's common stock as reported on Nasdaq on the related dividend record date, and also by multiplying the number of Units credited to the Participant's account by any stock dividends declared by Lakeland on its common stock.

        3.3 Valuations.  Participant accounts shall be valued quarterly.

        3.4 Recapitalization. If, as a result of a recapitalization of Lakeland (including a stock split), Lakeland's outstanding shares shall be changed into a greater or smaller number, then number of Units credited to a Participant's account shall be appropriately adjusted on the same basis.

                                 IV. VESTING

         Plan benefits based on a Participant's deferrals and the earnings credited shall be fully vested at all times.

                                 V. BENEFITS

        Vested Plan benefits under this Plan shall become payable to a Participant as follows:

        5.1 Form of Payment. A Participant's account shall be paid in the form of shares of Lakeland common stock.

        5.2 Payment Upon Death. A Participant's account as of the date of death shall be paid in one (1) lump sum to the beneficiary designated by the deceased Participant prior to his or her death, and if none to his or her estate, on the first January 1 or July 1 following the date of the death of the deceased Participant.

        5.3 Retirement or Removal. Upon a Participant's retirement or removal from the Board, the Participant's account shall be according to the payment election made by the Participant prior to such retirement or removal, as follows:

                (a) In ten (10) equal annual installments of ten percent (10%) of the Participant's account as of the January 1 following the date such director ceases to serve on the Board. Upon the death of a former director who is receiving payments hereunder, the balance shall be paid pursuant to Paragraph 3(b) above. Each such payment shall be increased by the amount of earnings accrued (as determined under Section 3.2) since the last January 1 on whichany such payment was made; or

                (b) In one lump sum within thirty (30) days following the date of retirement or removal.

        5.4 Revised Payment Election. At any time before the Participant's termination of Board service, a Participant may revise and supersede any or all of his or her previous elections with respect to the payout alternatives set forth in Section 5.3.

        5.5 Assignability. No right to receive payment of deferred fees or earnings shall be transferable or assignable by a Participant except by will or laws of descent and distribution.

        5.6 Other. The Board of Lakeland may in its discretion, but need not, pay all or any portion of a current or former directors' account to such current or former director at any time.

                          VI. SECURITY OR COLLATERAL

         All sums deferred pursuant to this Plan and any accrued earnings thereon shall be unsecured obligations of Lakeland Financial Corporation and shall have no priority over other unsecured creditors of Lakeland Financial Corporation. No Participant shall have any rights to, or interest in, any assets held in any trust established pursuant to the Plan..

                                VII. PLAN YEAR

        This Plan shall operate on a calendar year.

                      VIII. MODIFICATION AND TERMINATION

         The Board of Lakeland shall retain the right to modify or terminate this Plan at any time; provided such modification or termination shall not affect any current or former director's rights hereunder as to fees deferred prior to the effective date of such modification or termination.

                                                LAKELAND FINANCIAL CORPORATION



                                                By /s/ Michael L. Kubacki
                                                       Michael L. Kubacki
                                                       President and CEO